SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐ PreliminaryProxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

PACIFIC MERCANTILE BANCORP

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PACIFIC MERCANTILE BANCORP

April 16, 2004

Dear Shareholder:

The Board of Directors and I would like to extend you a cordial invitation to attend the Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”). The Meeting will be held on Tuesday, May 18, 2004, at 2:00 P.M., at the Hilton Hotel, 3050 Bristol Street., Costa Mesa, California 92626.

The attached Notice of Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting. We also will discuss the operations of the Company and its wholly owned subsidiaries including, in particular, Pacific Mercantile Bank (the “Bank”). Your participation in Company activities is important, and we hope you will attend.

Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

Sincerely,

Raymond E. Dellerba
President and Chief Executive Officer

949 South Coast Drive, Third Floor, Costa Mesa, California 92626 (714) 438-2500

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2004

NOTICE TO THE SHAREHOLDERS OF PACIFIC MERCANTILE BANCORP:

The 2004 Annual Meeting of Shareholders of Pacific Mercantile Bancorp (the “Company”) will be held at the Hilton Hotel, 3050 Bristol Street, Costa Mesa, California 92626, on Tuesday, May 18, 2004, at 2:00 PM., Pacific Time, for the following purposes:

1.	Election of Directors. To elect the following seven nominees to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified:

George H. Wells	Warren T. Finley
Raymond E. Dellerba	John Thomas, M.D.
Ronald W. Chrislip	Robert E. Williams
Julia M. DiGiovanni

2.	Approval of 2004 Stock Incentive Plan. To approve the 2004 Stock Incentive Plan, which sets aside 400,000 shares of common stock for the grant of options and restricted stock purchase rights to officers and other employees and non-employee directors of the Company and its subsidiaries; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 6, 2004 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By order of the Board of Directors

April 16, 2004	Raymond E. Dellerba
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. Returning the enclosed proxy will assure that your vote will be counted and it will not prevent you from voting in person if you choose to attend the Annual Meeting.

PACIFIC MERCANTILE BANCORP

949 South Coast Drive, Third Floor

Costa Mesa, California 92626

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2004

INTRODUCTION

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Pacific Mercantile Bancorp, a California corporation (the “Company”), for use at the 2004 Annual Meeting of Shareholders to be held on Tuesday, May 18, 2004, at 2:00 P.M., Pacific Time, at the Hilton Hotel, 3050 Bristol Street, Costa Mesa, California 92626, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 16, 2004.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple Proxies. If you want all of your votes to be counted, please be sure to sign, date and return all of those Proxies.

Who May Vote?

If you were a shareholder on the records of the Company at the close of business on April 6, 2004, you may vote at the 2004 Annual Meeting, either in person or by proxy. On that day, there were 10,081,248 shares of our common stock outstanding and entitled to vote.

How Many Votes Do I Have?

Each share is entitled to one vote; except that if any shareholder in attendance at the Annual Meeting announces an intention to cumulate votes in the election of directors prior to the voting, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which at this Annual Meeting will be seven), multiplied by the number of shares which the shareholder is entitled to vote at the Meeting, and to cast all of those votes for a single nominee or to distribute them in such proportions among any of the nominees as the shareholder may choose.

In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the Annual Meeting.

How Will The Board Vote My Proxy?

A properly executed proxy received by us prior to the meeting, and not revoked, will be voted as directed by the shareholder on that proxy. If a shareholder provides no specific direction, the shares will be voted FOR the election of the Directors nominated by the Board; and FOR the approval of the 2004 Stock Incentive Plan.

If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the judgment of the holders of the proxy.

However, if your stock is held in a brokerage account or by a nominee, please read the information below under caption “Voting Shares Held by Brokers, Banks and Other Nominees” and “Required Vote” regarding how your shares may be voted.

How May I Vote?

Shareholders may complete, sign, date and return their proxy cards in the postage-prepaid return envelope provided. If you sign and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors (except for shares held by brokers, banks and other nominees, as described below). If you forget to sign you proxy card your shares cannot be voted. However, if you sign your proxy card but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy card, as well as sign it.

In the alternative, you may attend the Annual Meeting and vote in person. However, if your shares are held in a brokerage account or by a nominee holder, you will need to contact the broker or the nominee holder to obtain a proxy that will enable you to vote your shares in person at the Annual Meeting.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold your shares of Company common stock in a broker, bank or nominee account, you are the “beneficial owner” of those shares, holding them in “street name.” In order to vote your shares, you must give voting instructions to your broker, bank, or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are transmitted by nominee holders on your behalf will count toward a quorum and will be voted as instructed by you as beneficial holder of the shares. If you fail to provide voting instructions to your broker or other nominee, your broker or other nominee will have discretion to vote your shares at the Annual Meeting for the election of the Board’s Director nominees (unless there is a “counter-solicitation” or your broker has knowledge of a “contest,” as those terms are used in the New York Stock Exchange Rules). However, under New York Stock Exchange Rules applicable to brokerage firms and followed by most other nominee holders, without your instructions your shares will not be voted by your broker or nominee holder on the proposal to approve the 2004 Stock Incentive Plan (Proposal No. 2 below).

Required Vote

Quorum Requirement. Our Bylaws require that a quorum – that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting — be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement). Assuming a quorum of the shareholders is present in person or by proxy at the Annual Meeting, the following voting requirements will apply:

Election of Directors. A plurality of the votes cast is required for the election of Directors. As a result, the seven nominees who receive the highest number of votes cast will be elected. Any shares voted to “Withhold Authority” are not counted as votes cast in the election of directors. Broker non-votes, which relate to shares for which “street” or “nominee” holders do not obtain voting instructions from the beneficial holders and cannot or do not choose to vote the shares on a discretionary basis, which are known as “broker non-votes”, also are not counted as votes cast. However, shares voted to Withhold Authority and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

Approval of 2004 Stock Incentive Plan. The affirmative vote of a majority of the shares that are present in person or by proxy and are voted is required to approve the 2004 Stock Incentive Plan and abstentions on this Proposal will have the same effect as a vote against the Proposal. Broker non-votes, however, will be treated as if they had not been voted and, therefore, will not be counted, except for quorum purposes.

How Can I Revoke My Proxy?

If you are a registered owner and have sent in your proxy, you may change your vote by revoking your proxy by means of any one of the following actions, which must be taken before your proxy is voted at the Annual Meeting:

•	Sending a written notice to revoke your proxy to the Secretary of the Company, at 949 South Coast Drive, Suite 300, Costa Mesa, California 92626. To be effective, the notice of revocation must be received by the Company before the Annual Meeting commences.

•	Transmitting a proxy by mail at a later date than your prior proxy. To be effective, that later dated proxy must be received by the Company before the Annual Meeting commences.

•	Attending the Annual Meeting and voting in person or by proxy in a manner different that the instructions contained in your earlier proxy.

However, if your shares are held by a broker or other nominee holder, you will need to contact your broker or the nominee holder if you wish to revoke your proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information regarding the beneficial ownership, as of April 6, 2004, of the Company’s common stock by (i) each person who we knew was the beneficial owner, as of that date, of more than 5% of the outstanding shares of common stock of the Company, (ii) each director of the Company, (iii) each of the current executive officers of the Company who are named in the Summary Compensation Table, and (iv) all of the current directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)		Percent of Shares Outstanding
First Manhattan Co. 437 Madison Avenue New York, NY 10022	673,000	(2)	6.7%
Raymond E. Dellerba	435,125	(3)(4)	4.2%
George H. Wells	176,812	(3)(5)	1.7%
Ronald W. Chrislip	103,839	(3)(6)	1.0%
Julia M. DiGiovanni	101,839	(3)(7)	1.0%
Warren T. Finley	107,356	(3)(8)	1.1%
John Thomas, M.D.	140,089	(3)	1.4%
Robert E. Williams	117,706	(3)	1.2%
Nancy Gray	5,350	(3)	*
All directors and officers as a group (8 persons)	1,188,116	(9)	11.0%

*	Represents less than 1% of the outstanding shares.

(1)	Beneficial ownership includes voting or dispositive power with respect to shares shown as beneficially owned. Shares subject to options that are exercisable or become exercisable on or before June 5, 2004 are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but not for computing the percentage ownership of any other shareholder. Except as otherwise indicated and except for the effect of community property laws, the persons listed in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	According to a report filed with the Securities and Exchange Commission, First Manhattan Co. (“FMC”) holds sole voting and dispositive power with respect to 99,400 of these shares, shares voting power with respect to 488,500, and shares dispositive power with respect to 573,600, of these shares. Included in the total shares reported are 30,500 shares owned by family members of the Senior Managing Director of FMC. FMC has disclaimed dispositive power with respect to 8,000, and beneficial ownership of the remaining 22,500, of such shares.

(3)	Includes the following shares that may be purchased on exercise of options on or before June 5, 2004: Mr. Dellerba – 350,450 shares; Mr. Wells – 108,312 shares; Mrs. DiGiovanni, Mr. Chrislip and Dr. Thomas – 39,339 shares each; Messrs. Finley and Williams – 51,506 shares each; and Ms. Gray – 4,600 shares.

(4)	Does not include and Mr. Dellerba disclaims beneficial ownership of 2,500 shares owned by Mr. Dellerba’s mother as custodian of such shares for the benefit of Mr. Dellerba’s minor children and 2,500 shares owned by other family members.

(5)	Does not include and Mr. Wells disclaims beneficial ownership of 7,500 shares owned by his spouse.

(6)	Does not include and Mr. Chrislip disclaims beneficial ownership of 6,050 shares which are owned by certain family members (not residing with him).

(7)	Does not include and Mrs. DiGiovanni disclaims beneficial ownership of 3,000 shares which are owned by certain family members (not residing with her).

(8)	Includes 2,500 shares held in a trust of which Mr. Finley is a trustee. Does not include and Mr. Finley disclaims beneficial ownership of 72,834 shares which are owned by family members (not residing with him).

(9)	Includes a total of 684,392 shares that may be acquired on exercise of stock options on or before June 5, 2004.

ELECTION OF DIRECTORS

(Proposal No. 1)

Seven directors will be elected at the Annual Meeting to hold office until the next annual shareholders meeting is held or until their successors are elected and have qualified. The Board of Directors has nominated the persons named below for election to the Board. Each of those nominees is an incumbent director who was elected to his or her position on the Board by the Company’s shareholders at the 2003 Annual Meeting and has consented to serve as a director, if re-elected. Unless otherwise instructed, the proxy holders named in the enclosed proxy intend to vote the proxies received by them for the election of all seven of these nominees. If, prior to the Meeting, any nominee of the Board of Directors becomes unable to serve as a director, the proxy holders will vote the proxies received by them for the election of a substitute nominee selected by the Board of Directors.

Vote Required and Recommended of the Board of Directors

Under California law, the seven nominees receiving the most votes from holders of shares of common stock present or represented by proxy and entitled to vote at the Meeting will be elected to serve as Directors of the Company for the ensuing year. As a result, shares as to which the authority to vote is withheld, which will be counted, and broker non-votes, which will not be counted, will have no effect on the outcome of the election of directors.

If any record shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes in the election of Directors, the proxy holders shall have the discretion to allocate and cast the votes represented by the proxies they hold among the nominees named below in such proportions as they deem appropriate in order to elect as many of those nominees as is possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees

The following sets forth the names and a brief description of the principal occupation and recent business experience of each of the nominees selected by the Board of Directors for election to the Company’s Board of Directors at the Annual Meeting:

Raymond E. Dellerba, age 56, has served as President, Chief Executive Officer and a Director of the Company and Pacific Mercantile Bank, the Company’s primary operating subsidiary (the “Bank”), since the respective dates of their inception. From February 1993 to June 1997, Mr. Dellerba served as the President, Chief Operating Officer and director of Eldorado Bank, and as Executive Vice President and a director of Eldorado Bancorp. Mr. Dellerba has more than 30 years of experience as a banking executive, primarily in Southern California and Arizona.

George H. Wells, age 70, has served as the Chairman of the Board and a Director of the Company and the Bank since the respective dates of their inception. Mr. Wells is a private investor. Mr. Wells was a founding director of Eldorado Bank in 1972 and served as Chairman of that bank and of its parent holding company, Eldorado Bancorp, from 1979 to 1997, when Eldorado Bank was sold. Prior to becoming a private investor, Mr. Wells held various executive positions with Technology Marketing Incorporated, a publicly owned computer development services and software company, including Chairman, President, Treasurer and Chief Financial Officer.

Ronald W. Chrislip, age 53, has served as a Director of the Company and the Bank since the respective dates of their inception. Mr. Chrislip has been an attorney in private practice in the City of Santa Ana since 1976. Mr. Chrislip also has a law office in San Clemente, California.

Julia M. DiGiovanni, age 85, has served as a Director of the Company and the Bank since the respective dates of their inception. Mrs. DiGiovanni is, and for more than the past five years has been, a private investor. She also served as a director of Eldorado Bank and its parent corporation, Eldorado Bancorp, from October 1995 until 1997 and as a member of the Board of Directors of Mariners Bank, a state chartered bank based in San Clemente, California, from 1991 until 1995, when that Bank was acquired by Eldorado Bank.

Warren T. Finley, age 72, has served as a Director of the Company and the Bank since the respective dates of their inception. Mr. Finley also is Chairman of the Compensation Committee of the Board of Directors. Mr. Finley is an attorney who is, and for more than 40 years has been, engaged in the private practice of law in Orange County, California. Mr. Finley also served as a director of Eldorado Bank and its parent holding company, Eldorado Bancorp, from 1972 to 1997.

John Thomas, M.D., age 54, has served as a Director of the Company and the Bank since the respective dates of their inception. Dr. Thomas is a licensed physician who is, and for more than the past 15 years has been, engaged in the private practice of medicine, specializing in the practice of Radiation Oncology. He also serves as, and for more than the past 7 years has been, the Medical Director of the Red Bluff Tumor Institute. He is a Diplomate and Fellow of the American Board of Radiology, a Fellow of the American College of Radiation Oncology, and a member of the Standards Committee for the American College of Radiation Oncology.

Robert E. Williams, age 62, has served as a Director of the Company and the Bank since the respective dates of their inception and is Chairman of the Company’s Audit Committee. Mr. Williams is, and for more than 20 years has been, a certified public accountant, with Robert E. Williams Accountancy Corporation, a firm that he established in 1978. Mr. Williams is also in association with the accounting firm of Williams, Magdaleno and Crellin.

There are no family relationships among any of the officers or directors of the Company.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with our Bylaws and California law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board also are the members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, including the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

During 2003, the Boards of Directors of the Company and the Bank held a total of 16 meeting and all of the directors attended at least 75 percent of the total of those meetings and the meetings of the Board committees on which they served.

As reflected in our Corporate Governance Guidelines discussed in greater detail below, our Board members are encouraged to prepare for and attend all meetings of our shareholders and Board and the Board committees of which they are members. All seven of our directors attended our Annual Meeting of Shareholders held in May 2003.

Number of Directors

The Board currently consists of seven members. Our Bylaws provide that the authorized number of directors shall be a number between five and nine, inclusive, with the exact number within that range to be determined by the Board of Directors, which may change the number from time to time, within that range, as it deems to be appropriate.

Term of Office of Directors

All of our directors are elected at each annual meeting of shareholders for a term of one year and until their respective successors are elected and qualify to serve on the Board. If a vacancy occurs in any Board position between annual meetings, the Board may fill the vacancy by electing a new director to that position. The Board may also create a new director position and elect a Director to hold the newly created position for a term ending at the next annual meeting of shareholders.

Director Independence

The Board has determined, after careful review, that each member of the Board is independent under the definition of independence set forth in NASDAQ’s listed company rules, with the exception of Mr. Dellerba, our Chief Executive Officer. In reaching this conclusion, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors, including those disclosed below under the sections entitled “ COMPENSATION OF EXECUTIVE OFFICERS – Certain Transactions” and “Compensation Committee Interlocks.” The Board determined that any relationships that now exist, or may have existed in the past, between the Company and each of the non-management directors have no material effect on their independence.

In accordance with the Board’s independence evaluation, six out of seven of the current members of the Board are independent directors. In addition, all of the members of the standing committees of the Board are independent directors.

Communications with the Board

Shareholders and other parties interested in communicating with the non-management directors as a group may do so by writing to the Chairman of the Board of Directors, c/o Corporate Secretary, Pacific Mercantile Bancorp, 949 South Coast Drive, Suite 300, Costa Mesa, California 92626. The Corporate Secretary will review and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that she otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the Board’s Audit Committee.

Corporate Governance Guidelines

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to the Company’s shareholders. In April 2004, our Board formally adopted amended and restated Corporate Governance Guidelines of Pacific Mercantile Bancorp (the “Governance Guidelines”) which include a number of the practices and policies under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the new requirements under the NASDAQ’s listed company rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by our Governance Guidelines include:

•	Director Qualifications, including measuring each candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

•	Responsibilities of Directors, including acting in the best interests of all shareholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

•	Director access to management and, as necessary and appropriate, independent advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

•	Maintaining adequate funding to retain independent advisors for the Board, and also for its standing committees as the members of those committees deem to be necessary or appropriate.

•	Director orientation and continuing education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each director is expected to participate in continuing education programs relating to developments in the Company’s business and in corporate governance.

•	Annual performance evaluation of the Board, including an annual self-assessment of the Board’s performance as well as the performance of each Board committee.

•	Regularly scheduled executive sessions, without management, will be held by the Board. In addition, the Audit Committee meets separately with the Company’s outside auditors.

Code of Business Conduct

We have adopted a Code of Business Conduct for our officers and employees, that also includes specific ethical policies and principles that apply to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. Copies of our Code of Business Conduct can be found at the Investor Relations section of our website at www.pmbank.com. We intend to disclose, at this location on our website, any amendments to that Code and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer.

Other Governance Matters

In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules were adopted. We also have adopted new charters for our Board committees in compliance with NASDAQ listed company rules.

You can access our Board committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Investor Relations section of our website at www.pmbank.com.

Committees of the Board of Directors

The Board has two standing committees: an Audit Committee and a Compensation Committee (formerly known as the “Management and Incentive Committee”). Information regarding the members of each of those Committees and their responsibilities and the number of meetings held by those Committees in 2003 is set forth below. The Board of Directors, as a whole, functions as the Nominating Committee.

Audit Committee. The members of the Audit Committee are Robert E. Williams, its Chairman, George H. Wells, and Warren T. Finley. All of the members of the Audit Committee are independent directors within the meaning of the NASDAQ listed company rules, including the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Williams meets the definitions of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”) and included in NASDAQ’s rules for listed companies. The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter, which amends and restates a previously adopted charter to incorporate new audit committee requirements established by rules of the Securities and Exchange Commission and NASDAQ. A copy of that Audit Committee Charter is attached as Exhibit A to this proxy statement. The Audit Committee held nine meetings during fiscal 2003. To ensure independence, the Audit Committee also meets separately with our outside auditors and members of management, respectively.

Compensation Committee. The Compensation Committee is comprised of the following four directors, all of whom are independent (as defined in the NASDAQ listed company rules): Warren Finley, who serves as the Committee’s Chairman, Julia M. DiGiovanni, Ronald W. Chrislip and Dr. John Thomas. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans for our executive officers. Our Board of Directors has adopted a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.pmbank.com. The Compensation Committee held two meetings during 2003.

Nominating Committee. The Board of Directors has decided that the full Board should perform the functions of a nominating committee for the Company. It made that decision because the Board believes that selecting new Board nominees is one of the most important responsibilities the Board members have to our shareholders and, for that reason, all of the members of the Board should have the right and responsibility to participate in the selection process. In its role as nominating committee, the Board identifies and screens new candidates for Board membership. Each of the Board members, other than Mr. Dellerba, is an “independent director” within the meaning of the NASDAQ listed company rules and the Board has decided that actions of the Board, in its role as nominating committee, can be taken only with the affirmative vote of a majority of the independent directors on the Board. Our Board of Directors has adopted a charter setting forth the responsibilities of the Board when acting as a nominating committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.pmbank.com. The Board met one time during 2003 in its role as nominating committee.

The Director Nominating Process. In identifying new Board candidates, the Board will seek recommendations from existing board members and executive officers. In addition, the Board intends to consider any candidates that may have been recommended by any of the Company’s shareholders who have chosen to make those recommendations in accordance with the procedures described below. The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it identifying qualified candidates for the Board.

In assessing and selecting Board candidates, the Board will consider such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience; the candidate’s reputation for integrity; and the candidate’s participation in local community and local, state, regional or national charitable organizations. When selecting a nominee from among candidates considered by the Board, it will conduct background inquiries of and interviews with the candidates the Board members believe are best qualified to serve as directors. The Board members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including membership on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Shareholder Recommendation of Board Candidates. Any shareholder desiring to submit a recommendation for consideration by the Board of a candidate that the shareholder believes is qualified to be a Board nominee at any upcoming shareholders meeting may do so by submitting that recommendation in writing to the Board not later 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to shareholders. However, if the date of the upcoming annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating shareholder and of the person or persons being recommended for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating shareholder, his or her recommended candidate and any other shareholders known by the nominating shareholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings, that relate to the election of directors of the Company, between the nominating shareholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such shareholder and any other person or persons (naming such other person or persons); (iv) such other information regarding each such recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the written consent of each such recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director.

Directors’ Fees

During fiscal 2003, fees paid to the non-employee directors were $500 for each Company Board meeting and $750 for each Bank Board meeting they attended and $100 for any and all Board committee meetings that they attended in any month. The Chairman of the Board received an additional $200 for each Company Board meeting and for each Bank Board meeting he attended.

Effective February 1, 2004 the fees payable to non-employee directors and to the Chairman of the Board for attendance at Bank Board meetings were increased to $1,000 and $1,275, respectively, per meeting. Members of the Audit Committee now receive a fee of $250 for each Audit Committee meeting attended and members of other Board committees now receive $150 for each committee meeting they attend.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information made available to the Company, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and officers were satisfied with respect to the Company’s fiscal year ended December 31, 2003, except with respect to the reporting of private purchases, in December 2003, of a total of 3,475 shares of common stock by Mr. Dellerba, as to which the reports were filed in January 2004. To the Company’s knowledge, no one owns as much as 10% of its shares.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation paid for services rendered in all capacities in each of the fiscal years in the three year period ended December 31, 2003, by the Company’s Chief Executive Officer and Chief Financial Officer, who were the only executive officers whose aggregate cash compensation for services rendered to the Company in all capacities in 2003 exceeded $100,000 (collectively, the “Named Officers”):

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Position	Year	Salary		Bonuses(1)	Shares Subject to Options (#)
Raymond E. Dellerba President and Chief Executive Officer of the Company and the Bank	2003 2002 2001	$283,750 219,800 160,000		$397,000 140,000 82,900	— 37,076 90,000

Nancy Gray (2) Executive Vice President and Chief Financial Officer of the Company and the Bank	2003 2002	$121,250 73,300	(2)	$15,000 16,000	3,000 10,000

(1)	Mr. Dellerba’s bonus compensation is determined pursuant to his employment agreement with the Bank. See “Employment Agreement” below. Ms. Gray’s bonuses were awarded, on a discretionary basis, by the Compensation Committee of the Board of Directors. Of the bonus awarded to Mr. Dellerba in 2002, $56,000 related to services performed in 2001.

(2)	Ms. Gray’s employment with the Company and the Bank commenced on May 1, 2002 and, accordingly, she received eight months of salary in 2002.

In addition to the compensation set forth in the Table above, each executive officer receives health and life insurance benefits and other incidental job-related benefits, and is entitled to participate in any incentive compensation programs that may be adopted for management employees of the Company or the Bank. Also, an automobile is provided to Mr. Dellerba for use on Company business. Mr. Dellerba also receives certain additional benefits under an employment agreement with the Bank, the terms of which are summarized under the caption “Employment Agreement” below.

Option Grants to Executive Officers

Nancy Gray was the only executive officer to be granted options during 2003. Set forth in the following table is information relating to those options.

Name	Number of Shares Underlying Options	Percent of Total Options Granted in Fiscal 2003	Exercise Price(1) ($/Share)	Expiration Date	Potential Realizable Value of Options at Assumed Annual Rates of Stock Price Appreciation (2)
					5%	10%
Nancy Gray	3,000	5.25%	$7.55	1/21/13	$14,200	$36,100

(1)	Options are granted at an exercise price that is equal to the fair market value of the underlying shares on the date of grant. The closing price per share of the Company’s common stock on December 31, 2003, as reported by NASDAQ, was $9.67.

(2)	Potential realizable value is based on the assumption that our common stock appreciates at the annual rates of 5% and 10%, compounded annually from the date of grant to the expiration of the ten-year term of the options. These amounts are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth.

Options to purchase a total of 57,160 shares of our common stock were granted to all employees in 2003 (inclusive of the options granted to Ms. Gray). These options become exercisable in periodic installments over a five (5) year period following the grant of the options and, if and to the extent not exercised, will expire in 2013.

Option Exercises and Fiscal Year-End Option Values

Neither Mr. Dellerba nor Ms. Gray exercised options during fiscal 2003.

The following table provides information with respect to the value of unexercised “in-the-money” options held, respectively, by Mr. Dellerba and Ms. Gray as of December 31, 2003.

	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond E. Dellerba	324,860	77,746	$1,184,500	$114,700

Nancy A. Gray	2,000	11,000	$3,400	$19,800

(1)	The value of unexercised options has been calculated on the basis of the fair market value of the Company’s common stock on December 31, 2003, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

Granted and Available Options under Option Plans.

The following table provides information relating to our equity compensation plans as of December 31, 2003:

	Column A	Column B	Column C
	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity compensation plans approved by shareholders	994,748	$6.42	184,004
Equity compensation not approved by shareholders	-0-	-0-	-0-

	994,748	$6.42	184,004

Employment Agreement

Mr. Dellerba is employed as President and Chief Executive Officer of the Bank under a multi-year employment agreement. The original term of the agreement was three years; however, the Agreement renews automatically for additional successive one-year periods through the year 2013, unless sooner terminated by either party. Neither party has elected, by advance notice, to terminate the agreement. As a result, Mr. Dellerba’s employment agreement will remain in effect until at least April 23, 2005.

Salary. Under the employment agreement, Mr. Dellerba is entitled to receive an annual base salary in an amount which is not less than the median salary for chief executive officers of banks headquartered in the Western United States that are of comparable size to the Bank. Based on that formula, his base annual salary, which was $240,000 in fiscal 2002, increased to $290,000 in 2003. Mr. Dellerba’s employment agreement also provides that if the Bank or the Company hires another executive at a compensation level that exceeds the compensation that is then payable to Mr. Dellerba, Mr. Dellerba’s compensation and benefits will be adjusted upward to be at least equal to that of the other executive.

Bonus Compensation. Mr. Dellerba’s employment agreement provides that he will receive an annual performance bonus in an amount which will be determined by mutual agreement of the Bank and Mr. Dellerba on the basis of the Company’s pretax profits for the year, after consultation with an independent compensation consultant; however, absent such an agreement, the annual performance bonus is to be no less than 35% of Mr. Dellerba’s base salary, or 3.5% of the Company’s pre-tax profits for that year, whichever is greater. For 2003, Mr. Dellerba agreed to a performance bonus of $85,000. Had such agreement not been reached, he could have received a bonus of as much as $124,000.

The Agreement also provides that if the Company consummates a public offering of its shares in any year, then Mr. Dellerba will become entitled to receive a bonus equal to 1% of the increase in shareholder’s equity during that year (net of any increase attributable to any net profits earned). The Agreement provides that Mr. Dellerba may elect to receive that bonus in cash or in shares of Company stock. In 2003, the Company completed a common stock offering in which it sold a total of 3,680,000 shares at a public offering price of $9.25 per share. Accordingly, Mr. Dellerba received a bonus for 2003 pursuant to this provision of his Agreement in the amount of $312,000, which was paid in cash.

The bonus amounts paid to Mr. Dellerba for 2003 are included in the compensation figures set forth in the Summary Compensation Table which appears earlier in this Proxy Statement.

Participation in Management Equity Plans. Mr. Dellerba’s employment agreement provides that he is entitled to participate in the Company’s equity compensation plans and that he will receive at least one-sixth of all stock options issued to all employees and other participants in such plans. In addition, following the calendar year in which the Company first achieves a ratio of net earnings to average total assets (exclusive of any good will) of at least one percent (1%), Mr. Dellerba will receive fully vested options to purchase, at an exercise price equal to the then fair market value of Company shares, a number of Company shares equal to 0.5% of the sum of the number of Company shares then outstanding and the number of shares subject to then outstanding stock options. For the year ended December 31, 2003, that ratio was less than 1% and, therefore, no options were granted pursuant to that provision of his employment agreement.

Transaction-Based Compensation. Mr. Dellerba’s employment agreement provides that if there occurs a change of control of the Company, by means of a private sale of shares, a sale of all or substantially all of its assets or a merger, either during the term of his employment or within 24 months of a termination of his employment by the Company, other than for cause or due to his death, disability or voluntary resignation, Mr. Dellerba will be entitled to receive a one time bonus in an amount equal to one percent (1%) of the gross proceeds of that change of control transaction.

Retirement Benefits. Pursuant to a Supplemental Retirement Plan (the “Retirement Plan”) established by the Bank and amended in fiscal 2002, subject to his meeting certain vesting requirements described below, upon reaching age 65, Mr. Dellerba would become entitled to receive thereafter 180 equal monthly payments each in an amount equal to 60% of his average monthly base salary during the three years preceding the date of his retirement or other termination of employment (the “retirement payments”). Mr. Dellerba’s right to receive the retirement payments vests monthly during the term of his employment at a rate equal to 1.5 monthly retirement payments for each month of service with the Bank. Accelerated vesting of Mr. Dellerba’s right to receive retirement payments under that Plan will occur on the happening of the following events: (i) a termination of Mr. Dellerba’s employment by the Bank “without cause” or by him due to a “good reason event” (as such term is defined in the Retirement Plan), in which case he would become entitled to receive 24 monthly retirement payments or, if greater, the number of monthly retirement payments that had become vested prior to that termination of employment; or (ii) a Change in Control of the Company (as defined in the Retirement Plan) or the death of Mr. Dellerba while still employed by the Bank, in which event his right to receive all 180 monthly retirement payments will become vested. If Mr. Dellerba should die prior to the time the Bank has made all of his vested retirement payments, then those payments will be made thereafter to Mr. Dellerba’s heirs. In order to assure that there will be funds to pay the retirement payments, the Bank has established a trust into which it is obligated to make periodic contributions (which, however, will remain subject, under certain specified circumstances, to the claims of the Bank’s creditors).

Severance Benefits. If Mr. Dellerba’s employment is terminated without cause by the Bank or he elects to terminate his employment with the Bank due to changes that the Company unilaterally makes to the terms or conditions of his employment that adversely affect him, Mr. Dellerba will become entitled to receive a lump sum cash payment equal to his base salary and target bonus for the remainder of the term of his employment agreement or for the succeeding twenty-four (24) months, whichever is longer. He also will be entitled to a continuation of his health insurance and other benefits for a period of two (2) years. Additionally, on any such termination, all unvested options and other unvested equity compensation to which he would otherwise be entitled will become vested.

Other Benefits. Mr. Dellerba receives, in addition to standard employee health, life insurance, welfare and other benefits, including the use of a company-paid automobile.

Certain Transactions

The Bank has had, and in the future may have, banking transactions in the ordinary course of its business with directors, principal shareholders and their associates, including the making of loans to directors and their associates. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness who have no affiliation with the Company or the Bank. In addition, such loans are made only if they do not involve more than the normal risk of collectibility of loans made to non-affiliated persons and do not present any other unfavorable features.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee in 2003. The members of the Compensation Committee of the Board of Directors in 2003 were Warren T. Finley, Julia M. DiGiovanni, Ronald W. Chrislip and Dr. John Thomas, all of whom are non-employee Directors, and Raymond E. Dellerba, the Company’s President and Chief Executive Officer, and Barbara I. Palermo, Executive Vice President of Administration of the Bank. The primary role of Mr. Dellerba and Ms. Palermo on the Committee during 2003 was to provide input on the performance of other executive officers and key management employees. Neither Mr. Dellerba nor Ms. Palermo participated in the deliberations, and neither of them voted on decisions, regarding their respective compensation.

Members of the Compensation Committee in 2004. The members of the Compensation Committee in 2004 are Warren T. Finley, the Committee’s Chairman, Julia M. DiGiovanni, Ronald W. Chrislip and Dr. John Thomas, each of whom was determined by the Board of Directors to be independent within the meaning of that term in the NASDAQ’s listed company rules. Neither Mr. Dellerba nor Ms. Palermo serves on the Committee any longer.

No Interlocks. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for approving salaries, awarding bonuses and granting options to our management, and overseeing the development and implementation of compensation and benefit programs that are designed to enable the Company and Bank to retain existing, and attract new, management personnel and thereby remain competitive with other financial institutions in its market areas.

The following report is submitted by the Compensation Committee members with respect to the executive compensation policies established by the Committee and the compensation of executive officers in the fiscal year ended December 31, 2003.

Compensation Policies and Objectives

In adopting, and also evaluating the effectiveness of, compensation programs for executive officers, as well as other management employees of the Company and the Bank, the Committee is guided by three basic principles:

•	The Company and the Bank must be able to attract and retain highly qualified and experienced banking professionals with proven performance records.

•	A substantial portion of annual executive compensation should be tied to the Bank’s performance, measured in terms of profitability, asset growth and asset quality and other factors that can affect the financial performance of the Bank.

•	The financial interests of the Company’s senior executives should be aligned with the financial interests of the shareholders, primarily through stock option grants, which reward executives for improvements in the market performance of the Company’s common stock.

Attracting and Retaining Executives and Other Key Employees

There is substantial competition among banks and other financial institutions and financial service organizations for qualified banking professionals. In order to retain executives and other key employees, and to attract additional well-qualified banking professionals when the need arises, the Company strives to offer salaries and health care, retirement and other employee benefit programs to its executives and other key employees which are competitive with those offered by other banks and financial services organizations in California.

In establishing salaries for executive officers, the Compensation Committee reviews (i) the historical performance of the executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial organizations which are comparable, in terms of asset-size, capitalization and performance, to the Bank. Another factor, which is considered in establishing salaries of executive officers, is the cost of living in Southern California, which generally is higher than in other parts of the country.

Performance-Based Compensation

During fiscal 2003, a discretionary bonus was awarded to Ms. Gray, Executive Vice President and Chief Financial Officer of both the Company and the Bank, based on her efforts and contribution to the growth and accomplishments achieved by the Company during that year.

CEO Compensation

The Board of Directors decided that it would be prudent and in the Company’s best interests for the Bank to enter into multi-year employment agreement with Raymond Dellerba, its Chief Executive Officer. Accordingly, the Bank entered into such an agreement with Mr. Dellerba in 2000. A description of that agreement is contained above in the Section of this Proxy Statement entitled “Compensation of Executive Officers – Employment Agreement.” The Committee believes that the employment agreement serves to assure continuity and stability in that position and to deter competing banks from attempting to hire away the Chief Executive Officer. Other considerations that led the Board of Directors to approve Mr. Dellerba’s employment agreement were (i) the extent of Mr. Dellerba’s banking experience, developed primarily in Southern California, (ii) the loyal following Mr. Dellerba has developed over the years with businesses based in and individuals residing in the Bank’s market areas in Southern California, which enabled us to attract a substantial number of customers to the Bank and to attract the Bank’s initial investors without having to incur significant marketing costs, and (iii) the compensation arrangements that other banks and financial services companies in Southern California have entered into with their chief executive officers that have banking experience and track records comparable to that of Mr. Dellerba.

Mr. Dellerba’s employment agreement entitles him to be paid an annual base salary that is not less than the median salary for chief executive officers of banks headquartered in the Western United States that are of comparable size to that of Pacific Mercantile Bank. During fiscal 2003, the Bank grew in size to more than $700 million in total assets from approximately $500 million at December 31, 2002. As a result, during fiscal 2003 Mr. Dellerba’s annual base salary was increased to $290,000 per year.

Mr. Dellerba’s employment agreement provides that Mr. Dellerba is to receive an annual performance bonus in an amount to be agreed upon by him and the Bank; but that if such an agreement cannot be reached the amount of the bonus is to be no less than 35% of Mr. Dellerba’s base annual salary or 3.5% of the Company’s pre-tax profits for that year, whichever is greater. Mr. Dellerba agreed to a performance bonus of $85,000 for 2003. Had such an agreement not been reached, his 2003 performance bonus could have been as much as $124,000. In addition, pursuant to Mr. Dellerba’s employment agreement, he received a bonus of $312,000 to take account of the growth in the Company’s total shareholders equity that resulted from the successful completion of a $34 million public offering of common stock in 2003. See “Compensation of Executive Officers – Employment Agreement –Bonus Compensation.”

Stock Programs

In order to align the financial interests of senior executives and other key employees with those of the shareholders, the Company grants stock options to its senior executives and other key employees on a periodic basis. Stock option grants reward senior executives and other key employees for performance that results in improved market performance of the Company’s stock, which directly benefits all shareholders. Generally, the number of shares included in each stock option grant is determined based on an evaluation of the executive’s importance to the future performance of the Company. As a general rule, the more senior the executive, the greater the number of option shares that are awarded. The Compensation Committee generally has followed the practice, when awarding options, to provide for them to become exercisable in muli-year installments and for options that have not yet become exercisable to terminate automatically on any termination of an optionee’s employment with the Company, in order to reward employees for longer term improvements in stock price performance and to provide an incentive for management employees to remain with the Company and a disincentive to seek employment elsewhere.

Respectfully Submitted,

The Compensation Committee

Warren T. Finley
Ronald W. Chrislip
Julia M. DiGiovanni
Dr. John Thomas

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2003 (the “financial statements”).

Management is responsible for the preparation, presentation and integrity of the financial statements, the Company’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors, Grant Thornton, LLP (“Grant Thornton”), are responsible for auditing the financial statements and for expressing an opinion as to whether the financial statements present fairly the consolidated financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States. The Audit Committee has reviewed and discussed the financial statements with management and Grant Thornton. In addition, the Audit Committee has discussed the matters required pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Grant Thornton, has received written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the independence disclosures and letter with Grant Thornton and has considered the compatibility of any non-audit services performed by Grant Thornton for the Company on its independence.

The Audit Committee’s duty is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the financial statements, to plan or conduct audits, or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. With the exception of Mr. Williams, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and none of the Audit Committee members, including Mr. Williams is, and none of them represents himself to be, performing the functions of auditors or accountants for the Company. Accordingly, the members of the Audit Committee may rely, and have relied, without independent verification, on the information provided to them and on the representations made by management and Grant Thornton. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based solely on the Audit Committee’s review of the matters noted above and its discussions with the Company’s auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

The Audit Committee of the Board of Directors

Robert E. Williams
George H. Wells
Warren T. Finley

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Reports of the Compensation Committee and the Audit Committee and the Stock Performance Graph on the following page shall not be incorporated by reference into any such filings.

COMPANY STOCK PERFORMANCE

The following graph compares the stock price performance, in terms of cumulative return on investment, of the Company with that of (i) the companies included in the Russell 2000 Index, and (ii) an index, published by SNL Securities L.C. (“SNL”), which is made up of seven publicly traded California-based banks and bank holding companies with market capitalizations of up to $75 million (the “California Peer Group Bank Index”).

	6/14/00	12/31/00	12/31/01	12/31/02	12/31/03
Pacific Mercantile Bancorp	100.00	73.85	98.46	89.05	119.02
Russell 2000 Index	100.00	95.49	97.86	77.82	114.59
SNL California Peer Group Index	100.00	94.83	114.44	111.43	171.79

The Stock Performance Graph assumes that $100 was invested in the Company on June 14, 2000 (which was the date on which the Company’s shares commenced trading on the NASDAQ National Stock Market), and in the Russell 2000 Index and the California Peer Group Index and that any dividends issued for the indicated periods were reinvested. Shareholder returns shown in the Performance Graph are not necessarily indicative of future stock performance.

APPROVAL OF THE 2004 STOCK INCENTIVE PLAN

(Proposal No. 2)

Introduction

As of January 31, 2004, only 4,000 shares remained available for stock option grants under our only stock option plan, the 1999 Stock Incentive Plan (or the “1999 Plan”). As a result, in February 2004, the Board of Directors adopted, subject to shareholder approval, the 2004 Stock Incentive Plan (the “2004 Plan”), which sets aside 400,000 shares of common stock for the grant of stock options and restricted stock purchase rights to officers, other key employees and directors of the Company and its subsidiaries.

Reasons for Adoption and Purposes of the 2004 Stock Incentive Plan. The Board of Directors believes that the Company needs to be able to grant options and restricted stock purchase rights in order to offer meaningful incentives to retain existing, and attract new, officers, key employees and directors. In the view of the Board incentives such as these are needed to enable the Company:

•	to remain competitive with other banking and financial service companies with which the Company competes for available personnel, and

•	to be able to implement its growth strategy, which requires the Company to attract experienced and talented banking personnel as the Company extends its operations into new market areas over the next two years.

Additionally, the Board of Directors believes that the grant of options and restricted stock purchase rights helps to align the interests of management and key employees with those of the Company’s shareholders, because they reward management and other key employees for performance that results in increases in the price of the Company’s shares, which benefits our shareholders. At the same time, the 2004 Plan is limited to a total of 400,000 shares, which is the number of shares that we believe will be needed for these purposes during the next 18-to-24 months.

For these reasons the Board of Directors is unanimous in its belief that adoption of the Plan is in the best interests of the Company and its shareholders.

Vote Required for Approval of the 2004 Plan. Approval of the 2004 Plan requires the favorable vote of the holders of a majority of the shares of common stock that are present or represented and voted on this Proposal at the Annual Meeting. Proxies solicited by management for which no specific direction is given with respect to this Proposal in any proxy will be voted FOR approval of the 2004 Plan. Abstentions will have the same effect as a vote against adoption of the 2004 Plan, and broker non-votes will be treated as if they had not been voted and, therefore, will not be counted, except for quorum purposes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” APPROVAL OF THE 2004 PLAN.

Description of the 2004 Plan

The essential features of the 2004 Plan are summarized below. The summary does not purport to be a complete description of the 2004 Plan. Copies of the 2004 Plan can be obtained, without charge, by writing to the Secretary, Pacific Mercantile Bancorp, 949 South Coast Drive, Suite 300, Costa Mesa, California 92626.

Authorized Number of Shares under the Plan. In order to accomplish the purposes of the 2004 Plan (which are described above), the Plan sets aside 400,000 shares of the Company’s common stock for grants of options and restricted stock purchase rights under the terms of the Plan, subject to the limitation that the maximum number of shares of common stock that may be the subject of grants of options and restricted stock purchase rights under the Plan to any Plan participant in any one year may not exceed 100,000 shares. The number of shares authorized for issuance under the 2004 Plan, and the foregoing limitation on annual grants to Plan participants, will be subject to adjustment in the event of stock splits, stock dividends and other similar changes in the capital structure of the Company.

At April 6, 2004, options to purchase a total of 140,000 shares of common stock at an exercise price of $11.34 per share, had been granted under the 2004 Plan as follows: Mr. Dellerba – 50,000 shares; Mr. Wells – 45,000 shares; Messrs. Finley and Williams – 15,000 shares each; and Ms. DiGiovanni, Mr. Chrislip and Dr. Thomas – 5,000 shares each. Those options will become exercisable only if the 2004 Plan is approved at the Annual Meeting. No restricted stock purchase rights have been granted under the 2004 Plan.

As of that same date, options to purchase an aggregate of 1,168,748 shares of common stock, at an average exercise price of $7.17 per share, were outstanding under the Company’s 1999 Plan, which has been approved by the Company’s shareholders. Set forth below is certain information regarding options that had been granted and were outstanding under the 1999 Plan as of April 6, 2003:

Range Of Exercise Prices	Number of Shares Subject to Options	Weighted Average Remaining Contractual Lives in Years	Weighted Average Exercise Price
$4.00	280,872	5.2	$4.00
$6.00 — $7.99	692,376	6.8	$7.32
$9.01 — $10.00	15,500	9.5	$9.46
$11.34	180,000	9.9	$11.34

	1,168,748

Administration of the Plan. The 2004 Plan may be administered by either the Board of Directors or a committee consisting of two (2) or more directors appointed by the Board. The Board of Directors has designated the Compensation Committee (the “Committee”) to administer the 2004 Plan. Subject to the provisions of the 2004 Plan, the Committee has full authority to implement, administer and make all determinations necessary under the 2004 Plan.

Incentive and Nonqualified Stock Options. Options granted under the 2004 Plan may be either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “nonqualified stock options,” as determined by the Board of Directors or the Committee at the time of grant. Incentive stock options provide certain income tax benefits to optionees under the Code that are not available to holders of nonqualified options. See “Summary of United States Income Tax Consequences” below.

Eligibility to be Granted Incentive Stock Options under the 2004 Plan. Only officers and other employees of the Company, or of any subsidiary or parent corporation of the Company, are eligible to receive incentive options under the 2004 Plan. As of April 6, 2004, there were a total of 2 executive officers and 124 other employees of the Company or its subsidiaries that would have been eligible to receive a grant of incentive stock options under the 2004 Plan. An employee who is granted an incentive option may, if otherwise eligible, be granted additional incentive options, or nonqualified options or rights to purchase restricted stock, if the Committee so determines. However, if the aggregate market value of the incentive options of an optionee that become exercisable for the first time in any year were to exceed $100,000, only the first $100,000 of such options would be accorded incentive stock option treatment under the Code.

The remaining options, in that event, would be treated as nonqualified options for income tax purposes. For this purpose, such options would be valued at the fair market value of the underlying shares determined as of the date the options were granted.

Nonqualified Options and Restricted Stock Purchase Rights. Officers and other employees and members of the Board (whether or not they also are employees) of the Company, or of any subsidiary or parent corporation of the Company, will be eligible to receive nonqualified options and restricted stock purchase rights under the 2004 Plan.

An individual who has been granted a nonqualified option or restricted stock purchase right may be granted an incentive option (if he or she also is an officer or employee) or additional nonqualified options or restricted stock purchase rights, if the Committee so determines.

Exercise Prices of Options and Payment for Shares. The exercise price of any option granted under the 2004 Plan, whether it is an incentive or a nonqualified option, must be at least equal to 100% of the fair market value per share of the Company’s common stock on the date the option is granted, except in the case of an incentive option that is granted to an optionee who owns 10% or more of the outstanding shares of common stock of the Company (a “10% shareholder”), as to whom the exercise price must be at least 110% of such fair market value. Payment of the exercise price of options may be made, in the discretion of the Committee, by (i) cash, (ii) check, (iii) delivery of shares of the Company’s common stock already owned by the optionee, (iv) cancellation of any indebtedness owned by the Company to, or a waiver of compensation due, the optionee, (v) a “same day sale” or “margin” commitment from an optionee (provided he or she is not an executive officer of the Company), or (vi) any combination of the foregoing methods or any other consideration or method of payment permitted by applicable corporate law.

Vesting and Termination of Options. The Committee, when granting options under the 2004 Plan, has the authority to determine the time or times at which such options will become exercisable (that is, when and in what increments options will “vest”), subject to the requirement that options must expire no later than 10 years from the date of grant (or five years with respect to any incentive options granted to a 10% shareholder).

Options are nontransferable, other than upon death, in which case they may be transferred by will or the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company. If an optionee’s employment or service with the Company or any subsidiary is terminated for any reason, those of his or her options that have not yet become exercisable will terminate automatically; and any options that have previously become exercisable will remain exercisable for such period of time, not exceeding three months, after termination of employment, as shall be determined by the Compensation Committee at the time the options are granted. However, if the termination is due to the optionee’s death or disability, those options will remain exercisable for 12 months thereafter. Upon termination of any unexercised option, the shares subject to that option will again be available for the grant of options under the 2004 Plan, as will any options that may be repurchased by the Company.

Restricted Stock Purchase Rights. Restricted stock purchase rights are rights granted to eligible Plan participants entitling them to purchase shares of common stock (“restricted shares”) pursuant to a restricted stock purchase agreement. Generally, those rights must be exercised within a period of 10-15 days following the grant or award of those rights. If the rights are exercised, the participant will acquire ownership of the shares; however, the participant’s right to continued ownership of the shares generally will be subject to vesting requirements determined by the Committee and set forth in the stock purchase agreement which will provide that, if those vesting requirements are not satisfied, the Company will become entitled to repurchase some or all of the unvested shares at the price paid for them by the participant. Such vesting requirements may include a requirement that the participant remain in the Company’s employ or service for a specified period of time or that specified performance goals or objectives be achieved by the Company or the participant. The stock purchase agreement also may permit the purchase price for the restricted shares to be paid in installments over a multi-year period. Since a participant will become the owner of the restricted shares on his or her exercise of a right to purchase those shares, the participant will (except as described below) be entitled to exercise all rights of a shareholder with respect to those shares, including the right to vote and to receive any dividends that might be declared on the Company’s outstanding common stock.

However, the stock purchase agreements will, in most instances, provide that, until the vesting requirements have been satisfied, the Company shall be entitled to retain possession of those shares, the transferability of which will be restricted, and to apply any dividends to the payment of the then unpaid portion of the purchase price of those shares. The purchase price payable for restricted shares will be determined by the Compensation

Committee at the time of grant and may be less than the then fair market value of the shares, if deemed appropriate by the Committee, except that the purchase price payable for restricted shares granted to the Company’s CEO and the four highest compensated officers of the Company, in addition to the CEO, may be no less than the fair market value of the Company’s shares on the date such rights are granted. As is the case with stock options granted under the 2004 Plan, the purchase price for restricted shares may be paid in cash or in another form of consideration approved by the Committee, including the delivery of already owned shares by the participant. Upon any reacquisition by the Company of restricted shares due to a failure of those shares to have become vested, those shares will become available for the grant thereafter of options or restricted stock purchase rights under the 2004 Plan.

Change in Control. In the event of a change in control (as defined in the 2004 Plan) of the Company, vesting of options and restricted shares will accelerate automatically unless the options or restricted stock purchase agreements are assumed by the acquiring or successor entity (or parent thereof), or there is substituted therefor by the acquiring or successor entity, new options or other incentives on terms and conditions which the Committee, in its discretion, considers equitable. If options are assumed or replaced with new options or other incentives by the acquiring or successor entity (or parent thereof), then, the vesting of those substituted options or other incentives shall accelerate and they shall become fully exercisable in the event the participant’s employment or service relationship with the Company or any subsidiary, or such successor entity, as the case may be, is terminated within a specified period of time (as provided in the option or restricted stock purchase agreements) following the change in control. However, the Committee may, in its discretion, provide for other vesting arrangements in option agreements, or restricted stock purchase agreements, including arrangements which provide for full acceleration of vesting upon a change in control whether or not the acquiring entity agrees to assume, or substitute new options or incentives for, the existing options or any unvested restricted shares. In any event, upon consummation of a change of control of the Company, any options that are neither assumed nor exercised will terminate.

Amendments to and Termination of the Plan. The Committee may from time to time alter, amend, suspend or terminate the 2004 Plan in such respects as the Board may approve. However, no alteration, amendment, suspension or termination of the Plan may substantially affect in an adverse manner, or impair, the rights of any holder of any outstanding options or restricted shares without that holder’s prior consent. Unless previously terminated, the 2004 Plan will terminate on February 16, 2014.

Summary of United States Income Tax Consequences

The following is a summary of certain United States Federal income tax consequences of participation in the Company’s 2004 Plan. The summary should not be relied upon as being complete. United States tax laws are complex and subject to change. Moreover, participation in the 2004 Plan may also have consequences under state and local tax laws, as well as foreign tax laws, which may vary from the United States Federal income tax consequences described below. For such reasons, the Company recommends that each 2004 Plan participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

Incentive Options. No taxable income will be recognized by an optionee under the 2004 Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. As is discussed below, the exercise of an incentive option also may result in an “item of adjustment” for purposes of the “alternative minimum tax.”

If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of such sale or disposition in an amount equal to the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock before the expiration of either the one-year or two-year period described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized, in excess of the amount taxed as ordinary income as indicated above, will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which is currently more than one year for long-term capital gains). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of the disqualifying disposition.

If legal title to any shares acquired upon exercise of an incentive option is transferred by sale, gift or exchange, such transfer will be treated as a disposition for purposes of determining whether a “disqualifying disposition” has occurred. However, certain transfers will not be treated as dispositions for such purposes, such as transfers to an estate or by inheritance upon an optionee’s death, a mere pledge or hypothecation, or a transfer into the name of the optionee and another person as joint tenants.

Section 55 of the Code imposes an “alternative minimum tax” on an individual’s income to the extent the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing the alternative minimum tax, the excess of the fair market value (on the date of exercise) of the shares received upon the exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the alternative tax treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing alternative minimum taxable income in the year of sale. For example, assume that an individual pays an exercise price of $10 to purchase stock having a fair market value of $15 on the date of exercise. The amount included in alternative minimum taxable income is $5, and the stock has a basis of $10 for regular tax purposes and $15 for alternative minimum tax purposes. If the individual sells the stock in a subsequent year for $20, the gain recognized is $10 for regular tax purposes and $5 for alternative minimum tax purposes.

An optionee who is subject to the alternative minimum tax in the year of exercise of an incentive option may claim, as a credit against the optionee’s regular tax liability in future years, the amount of alternative minimum tax paid that is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the optionee has a regular tax liability.

Under the 2004 Plan, the Committee may permit an optionee to pay the exercise price of an incentive option by delivering shares of common stock of the Company already owned by the optionee, valued at their fair market value on the date of exercise. Generally, if the exercise price of an incentive option is paid with already-owned shares or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged. A special rule applies, however, if the shares exchanged were previously acquired through the exercise of an incentive option and the applicable holding period requirements for favorable tax treatment of such shares have not been met at the time of the exchange. In such event, the exchange will be treated as a disqualifying disposition of such shares and will result in the recognition of income to the optionee, in accordance with the rules described above for disqualifying dispositions. If this special rule does not apply, then the new shares received by the optionee upon the exercise of the option equal in number to the old shares exchanged will have the same tax basis and holding period for capital gain purposes as the optionee’s basis and holding period in the old shares. The balance of the shares received by the optionee upon exercise of the option will have a tax basis equal to any cash paid by the optionee, and if no cash was paid, the tax basis of such shares will be zero. The holding period of the additional shares for capital gain purposes will commence on the date of exercise. The holding period for purposes of the one-year and two-year periods described above will commence on the date of exercise as to all of the shares received upon the exercise of an incentive option. If any of the shares subject to the basis allocation rules described above are subsequently transferred in a disqualifying disposition, the shares with the lowest tax basis will be treated as being transferred first.

Nonqualified Options. No taxable income is recognized by an optionee upon the grant to him or her of a nonqualified option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased exceeds, on the date of exercise, the exercise price paid for such shares. The income recognized by an optionee who is an employee will be subject to income tax withholding by the Company out of the optionee’s current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are satisfied.

If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of common stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above).

The new shares received by the optionee equal in number to the old shares exchanged will have the same tax basis and holding period as the optionee’s basis and holding period in the old shares. The balance of the shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise.

Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee’s basis in the shares will be a capital gain or loss and will be treated as long-term or short-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

Restricted Shares. If no Section 83(b) election is made and repurchase rights are retained by the Company, a taxable event will occur on each date the participant’s ownership rights vest (e.g., when the Company’s repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the restricted shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee will be subject to income tax withholding by the Company out of the participant’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant’s basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized.

If a Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by the Company, then the participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares.

Tax Withholding

Under the 2004 Plan, the Company has the power to withhold, or require an optionee to remit to the Company, an amount sufficient to satisfy United States Federal, state and local tax withholding requirements with respect to any options exercised or restricted stock issued under the 2004 Plan. To the extent permissible under applicable tax, securities, and other laws, the Committee may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted shares up to an amount determined on the basis of the highest marginal tax rate applicable to such optionee, in whole or in part, by (i) directing the Company to apply shares of Company common stock to which the optionee is entitled as a result of the exercise of an option or the lapse of restrictions on restricted shares, or (ii) delivering to the Company shares of common stock owned by the participant.

INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton, LLP (“Grant Thornton”) audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2003. A representative of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Grant Thornton has been retained to conduct reviews of the Company’s quarterly financial statements for the first three quarters of 2004. However, the selection of an independent public accounting firm for the audit of the Company’s consolidated financial statements for the year ending December 31, 2004 has not yet been made, because the Company plans to seek, during the second quarter of this year, audit proposals from public accounting firms in accordance with a policy of the Audit Committee to seek such proposals at least once every three years.

The Audit Committee’s Amended and Restated Charter, a copy of which is attached as Exhibit A to this Proxy Statement, provides that the Audit Committee must pre-approve services to be performed by the Company’s independent public accountants. Additionally, the Audit Committee will consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

Audit and Other Fees

Grant Thornton performed the following services for the Company relating to the fiscal year ended December 31, 2003:

Audit Services. Audit services consisted of the audit of the Company’s consolidated financial statements for, and reviews of the Company’s Quarterly Reports on Form 10-Q filed with the SEC during, the year ended December 31, 2003 and accounting services in connection with the Company’s filing of a Registration Statement on Form S-2 under the Securities Act of 1933 for a public offering of 3,680,000 shares of common stock that was completed in December 2003.

Audit Related Services. Audit related services in 2003 consisted of a review and evaluation of the Bank’s internal controls required under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991.

Tax Services. Grant Thornton rendered tax advisory and planning and income tax preparation services to the Company in 2003.

Other Services. In 2003, other services consisted primarily of assistance provided by Grant Thornton in a due diligence review of a possible acquisition candidate by the Company. In 2002, other services consisted of advisory services related to bank regulatory accounting matters.

The following table contains information regarding the fees billed by Grant Thornton for its services in 2003 and 2002:

	Fees Billed by Grant Thornton
Nature of Services	2003	2002
Audit Services	$318,200	$137,700
Audit Related Services	$50,300	$-0-
Tax Services	$12,000	$17,500
Other Services	$5,500	$1,500

The Audit Committee has determined that the provision of tax and other services rendered by Grant Thornton and the fees paid for those services in fiscal 2003 were compatible with maintaining Grant Thornton’s independence.

SOLICITATION

We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, directors, officers and employees (who will not receive any additional compensation) of the Company or the Bank may communicate with shareholders, brokerage houses and others by telephone, email, telegraph or in person, to request that proxies be furnished. We will reimburse brokerage houses, banks, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

SHAREHOLDER PROPOSALS

Under Securities Exchange Act Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2005 Annual Meeting of Shareholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company’s proxy materials for the 2004. However, if the date of our Annual Meeting in 2005 changes by more than 30 days from the date on which our 2004 Annual Meeting is held, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2005 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

OTHER MATTERS

We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

Raymond E. Dellerba
President and Chief Executive Officer

April 16, 2004

The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 2003 is being mailed concurrently with this Proxy Statement to all Shareholders of record as of April 6, 2004. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PACIFIC MERCANTILE BANCORP, 949 SOUTH COAST DRIVE, THIRD FLOOR, COSTA MESA, CALIFORNIA 92626.

Exhibit A

PACIFIC MERCANTILE BANCORP

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE

OF

THE BOARD OF DIRECTORS

Adopted April 9, 2004

I. PURPOSE OF THE AUDIT COMMITTEE

A. Purpose of the Audit Committee.

The purpose of the Audit Committee (the “Committee”) of Pacific Mercantile Bancorp (the “Company”) shall be to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibility with respect to the Company’s:

•	internal financial systems and accounting systems;

•	financial reporting, and accounting practices and policies; and

•	internal and external audit functions

In addition, the Committee shall serve as the “qualified legal compliance committee” of the Company within the meaning of Part 205 of Chapter II of Title 17 of the Federal Register (“Part 205”) (in such capacity, the “QLCC”).

B. Certain Guiding Principles.

In fulfilling this purpose, the Committee shall be guided by the following principles:

•	The Company’s independent public accountants (the “Outside Auditors”) are ultimately accountable to the Board of Directors and the Audit Committee and not to management of the Company.

•	Free and open communications should be encouraged and promoted among the members of the Committee and the other members of the Board of Directors, the Company’s Outside Auditors and the Company’s management.

•	To best carry out its responsibilities, the Committee’s policies and procedures shall remain flexible in order to address changing conditions.

II. COMMITTEE COMPOSITION AND MEMBER INDEPENDENCE

A. Committee Membership.

1. Committee Composition. The Committee shall be comprised solely of members of the Board of Directors who are independent directors (as defined below);

2. Number of Members. The Committee shall have not less than three (3) members who shall be appointed annually by the Board.

3. Committee Chair. The Board shall appoint one member of the Committee annually to serve as Committee Chair.

4. Power to Remove Members. The Board, in its discretion, by vote of a majority of the independent directors, may at any time remove any member of the Audit Committee; provided that if the removal of any member would have the effect of reducing the number of members of the Committee to a number less than three, the Board shall elect one or more new members to the Committee in order that the Committee shall, at all time, have at least three members, all of whom meet the independence standards and other membership qualifications set forth below.

B. Committee Member Independence and Qualifications.

1. Independence and Qualifications of Committee Members. All members of the Audit Committee shall:

•	be independent directors within the meaning of NASDAQ Rule 4200(a)(15);

•	satisfy the enhanced independence requirements for audit committee members under the Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	have sufficient financial experience and ability to discharge their responsibilities, as outline in this Charter and as required by applicable law and applicable NASDAQ Rules, including the ability to read and understand fundamental financial statements, comprised at least of a company’s balance sheet, income statement, and cash flow statement;

•	possess an understanding of the Company’s business and its services and financial products, as well as knowledge of the material risks to which its business is subject; and

•	possess an appreciation and recognition of the Audit Committee’s role in corporate governance, including the integrity, dedication of time and energy, and the exercise of independent judgment, that are required of members of the Committee.

2. “Financial Expert.” At all times, at least one member of the Committee shall be a financial expert as defined in NASDAQ Rule 4350(d)(A) and the applicable rules of the Securities and Exchange Commission (the “SEC”).

III. MEETINGS OF THE COMMITTEE

The Committee shall meet at least once each quarter, and hold separate sessions with the Company’s senior management, including its financial officers, the Company’s internal auditor (if any) and the Company’s Outside Auditors, respectively. The Committee may, if it deems it appropriate, meet by telephone conference call and may take actions by written consent approved by a majority of the members of the Committee (provided that each member’s consent has been sought). The Committee shall maintain a written record, which may take the form of minutes, setting forth the material actions taken at each meeting of the Committee.

At each meeting of the Company’s Board of Directors, the Committee Chair or another member of the Committee shall report on the Committee proceedings and the actions taken by the Committee at the meeting or meetings of the Committee that took place subsequent to the previous Board meeting at which such a report was given.

IV. OUTSIDE ADVISORS AND INVESTIGATORY POWERS OF THE COMMITTEE

A. Retention of Advisors.

1. Retention of and Reliance on Advisors. The Committee shall have authority to retain such accounting, legal and other advisors, consultants and experts as the Committee, in its sole discretion, may deem necessary or appropriate in connection with the performance of its responsibilities. The Committee shall be entitled to rely on the advice provided by those advisors, consultants and experts, without independent verification, provided that such reliance was reasonable under the circumstances as they existed at the time such advice was rendered.

2. Advisors’ Compensation. The Audit Committee shall have sole authority to determine and approve the compensation that shall be paid to and the other terms of retention of such advisors and experts. The Company shall be responsible for paying and shall pay such compensation.

B. Investigatory Powers.

The Audit Committee shall have the authority to conduct any investigation as it deems appropriate to the fulfillment by it of its responsibilities. Additionally, the Committee shall have direct access to the Company’s Outside Auditors and outside counsel, as well as any officers or other employees of the Company, as the Committee deems to be appropriate or desirable. The Committee also has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts as it deems, in its discretion, to be necessary or appropriate in the exercise of its investigatory powers and authority.

V. AUDIT COMMITTEE AUTHORITY AND RESPONSIBILITIES

A. Matters Pertaining to the Company’s Outside Auditors.

The Committee shall have the powers and authority, and certain specific responsibilities, relating to the Company’s Outside Auditors as set forth below. Unless otherwise stated, any such powers or authority conferred by this Charter on the Audit Committee shall be exercised solely by the Audit Committee.

1. Selection and Removal of Outside Auditors. The Committee shall select and appoint and shall have the sole power and authority to remove or terminate and replace the Company’s Outside Auditors.

2. Determination of Outside Auditors’ Compensation. The Committee shall have the authority to approve the compensation to be paid and the other terms of engagement of the Outside Auditors.

3. Pre-Approval of Engagements. The Committee shall have the authority, and also the responsibility, to pre-approve all audit and non-audit services to be provided to the Company by the Outside Auditors, which authority and responsibility may be delegated by the Committee to one or more members of the Committee, provided that, in the event of any such delegation, the pre-approval decision and related services are presented to the Audit Committee at its next regularly scheduled meeting for the Committee’s consideration and approval.

4. Evaluation and Determination of Independence. The Committee shall have the authority, and the responsibility, to evaluate and make all determinations with respect to the independence of the Outside Auditors and, in that connection,

•	to conduct a review of non audit-related services provided by and related fees charged by the Outside Auditors;

•	to obtain a formal written statement, consistent with Independence Standards Board Standard No. 1, from the Outside Auditors delineating any and all relationships between the Outside Auditors and the Company;

•	to engage in an active dialogue with the Outside Auditors regarding matters that might reasonably be expected to affect their objectivity or independence; and

•	to take, or recommend that the full board take, appropriate action to oversee the independence of the Outside Auditors.

5. Review of Certain Matters Involving the Outside Auditors. The Committee shall have the authority to obtain and review, at least annually, a report by the Outside Auditors describing (a) their internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the Outside Auditors, and (c) any issues raised by any inquiry or investigation by governmental or professional authorities which occurred within the preceding five years respecting one or more independent audits carried out by the Outside Auditors and any steps taken to deal with any such issues. The Outside Auditors shall be expected to cooperate fully with the Committee with respect to these matters.

6. Hiring Policies. The Committee shall have the authority to set clear and unambiguous Company policies with respect to the hiring and employment of employees and former employees of the Outside Auditors that shall comply with all applicable SEC and NASDAQ requirements.

7. Certain Communications. The Committee shall have the authority and responsibility to discuss with the Outside Auditors the matters required to be communicated to audit committees in accordance with AICPA SAS 61.

C. Matters Pertaining to the Company’s Financial Statements.

The Committee shall:

1. Annual Audit Plan. Meet with the Company’s Outside Auditors and financial management to review the annual audit plan and discuss with them such matters as the scope of and general approach to be taken with respect to the audit, the staffing requirements for the audit, the locations where the audit will be conducted, and the extent to which the Outside Auditors will rely on management or internal auditors in connection with the annual audit.

2. Accounting Standards and Policies. Review and discuss with the Company’s financial management and Outside Auditors the Company’s financial reporting, accounting standards, accounting principles; any proposed significant changes in such standards or principles; and the application of such standards or principles to, and the key accounting decisions which affect, the Company’s financial statements, including alternatives to and the rationale for the decisions made with respect to the accounting principles and standards that the Company follows in the preparation of its financial statements.

3. Disagreements between Management and the Outside Auditors. Review with the Outside Auditors any disagreements they may have with management or any problems or difficulties encountered in connection with their audits or reviews of the Company’s annual or quarterly financial statements.

4. Risk Management Policies. Discuss with the Company’s management and the Outside Auditors, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure(s) and the steps taken by management to monitor and mitigate such exposure(s).

5. Legal and Compliance Matters Affecting Financial Statements. As the Committee deems appropriate, review with the Company’s outside counsel and Outside Auditors (a) any legal matters, (b) any accounting or compliance policies, and (c) any reports or inquiries received from regulatory or other governmental agencies or from Company employees that that may have a material impact or raise any material issues regarding the Company’s financial statements or the Company’s accounting or compliance policies.

6. The Conduct and Results of Annual Audit. Discuss the conduct and results of each annual audit of the Company’s consolidated financial statements with the Outside Auditors, prior to Company’s public announcement of fiscal year operating results.

7. Earnings Releases. Review with management and, if the Committee deems it to be appropriate, with the Outside Auditors and outside legal counsel, the Company’s earnings press releases, including a review of any “pro-forma” or “adjusted” non-GAAP information or non-GAAP measures and the disclosures relating thereto, and any proposed Regulation FD disclosures, including forward looking financial information, forecasts or projections or earnings guidance, to be included in any earnings press releases.

8. Annual Report on Form 10-K. Review with management and the Outside Auditors the Company’s annual audited financial statements to be included in the Company’s Annual Report on Form 10-K, including (a) the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (b) any significant issues and judgments regarding accounting and auditing principles and practices that were followed in the preparation of those financial statements.

9. Inclusion of Financial Statements in Annual Report on Form 10-K. Recommend to the Board of Directors whether the Company’s annual audited financial statements should be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

10. Quarterly Financial Statement Reviews. Review and discuss with management and the Outside Auditors the Company’s quarterly financial statements prior to filing any Quarterly Report on Form 10-Q containing such financial statements, including (a) the results of the Outside Auditor’s review of the quarterly financial statements, and (b) the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in such Quarterly Reports.

D. Other Matters Within the Committee’s Authority.

The Committee also shall:

1. Internal Controls and Disclosure Controls. Discuss with the Company’s Chief Executive Officer and the Chief Financial Officer, and such others officers or employees or outside consultants as the Committee deems appropriate, the adequacy and effectiveness of the Company’s:

(a) internal controls, including any significant deficiencies or significant changes in such controls; and

(b) disclosure controls and procedures.

2. Whistleblower Procedures. Establish procedures for the anonymous submission by Company employees or third parties to the Audit Committee of concerns regarding accounting or auditing matters and for the receipt, retention and treatment of those submissions and any complaints received with respect to accounting, internal accounting controls or auditing matters.

3. Governance Reviews. Review and investigate any matters pertaining to the integrity of management or other Company employees, including conflicts of interest and/or adherence to standards of business conduct, as required by the policies of the Company and, in connection with these reviews, the Committee shall meet with the Company’s outside counsel, officers or employees or any outside consultants as the Committee deems appropriate.

4. Code of Business Conduct. Approve a Code of Business Conduct for management of the Company and its subsidiaries and review management’s compliance with that Code.

5. Certain Proxy Statement Disclosures. So long as may be required by SEC rules, cause the proxy statement for each year’s Annual Meeting of the Company to include a report of the Audit Committee and required disclosures with respect to the Audit Committee Charter and the Outside Auditor’s independence.

6. Other Activities. Perform any other activities that the Committee or the Board deems necessary or appropriate consistent with this Charter, the Company’s Bylaws, and governing law and regulations, including applicable rules of the SEC and NASDAQ.

7. Review of Charter. Review, at least annually, the adequacy of this Charter, and recommend proposed changes to the Board.

8. Review of Committee Performance. Review and evaluate, at least annually, the performance of the Audit Committee and its members.

E. Certain Responsibilities of Management.

The Company’s Chief Executive Officer and Chief Financial Officer shall:

1. Provide to the Committee such assistance as it may request from time to time, including arranging for other members of management to meet with the Committee in executive session.

2. Advise the Committee of any concerns or issues either of them may have with respect to any accounting matters or with respect to the performance of the Outside Auditors.

3. Arrange for funding as may be required by the Committee to perform its responsibilities and exercise its powers.

VI. NATURE OF AND LIMITATIONS ON THE RESPONSIBILITIES OF THE COMMITTEE

The Audit Committee’s duty is one of oversight. It is not the responsibility of the Committee to prepare or to plan or conduct audits of the Company’s annual financial statements or reviews of the Company’s interim financial statements or to determine that such financial statements are complete or accurate or have been prepared in conformity with generally accepted accounting principles as in effect in the United States of America or the applicable rules and regulations of the SEC as they relate to such financial statements. These are the responsibilities of the Company’s management and the Company’s Outside Auditors. Accordingly, the members of the Audit Committee may rely without independent verification, on the information provided to them and on the representations made to them by management and the Company’s Outside Accountants. Additionally, it is not the responsibility of the Audit Committee to make any independent determinations as to whether management is maintaining appropriate accounting and financial reporting principles or appropriate internal controls and procedures that are designed to assure compliance with accounting standards and applicable laws and regulations or that the Company’s Outside Auditors are in fact independent as to the Company.

VII. ADOPTION OF AMENDED AND RESTATED CHARTER

This Audit Committee Charter was approved and adopted by the Audit Committee and the Board of Directors of Pacific Mercantile Bancorp and became effective on April 9, 2004.

PROXY	PACIFIC MERCANTILE BANCORP
ANNUAL MEETING OF SHAREHOLDERS – MAY 18, 2004 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all previous proxies that the undersigned may have given, and hereby appoints George H. Wells, Raymond E. Dellerba and Warren T. Finley, and each of them individually, with full power of substitution, as the attorneys and Proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote, as indicated below, all the shares of Common Stock of Pacific Mercantile Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Hilton Hotel, 3050 Bristol Street, Costa Mesa, California 92626, on Tuesday, May 18, 2004, at 2:00 P.M. Pacific Time, and at any and all adjournments or postponements thereof.

PROPOSAL 1.	Election of Directors:

	☐	FOR THE NOMINEES LISTED BELOW	☐	WITHHOLD AUTHORITY
(to vote for the nominees listed below)

Raymond E. Dellerba, George H. Wells, Ronald W. Chrislip, Julia M. DiGiovanni, Warren T. Finley, John Thomas, M.D., and Robert E. Williams.

(Instructions: To withhold authority to vote for any nominee, print that nominee’s name in the space below.)

PROPOSAL 2.	Approval of the 2004 Stock Incentive Plan, which sets aside 400,000 shares of common stock for the grant of stock options and restricted stock purchase rights, to officers, directors and employees of the Company.

☐	FOR	☐	AGAINST	☐	ABSTAIN

IN THEIR DISCRETION, UPON OTHER BUSINESS, WHICH PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

IMPORTANT-PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

[Side 2]

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THE REVERSE SIDE OF THIS PROXY. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, SUCH SHARES WILL BE VOTED “FOR” APPROVAL OF SUCH THE PROPOSAL. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD AND TO VOTE ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE A VOTE AT THE MEETING.

Date: , 2004

(Signature of Shareholder)

(Signature of Shareholder)

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations, and others signing in fiduciary capacity should state their full titles as such.

Do You Plan to Attend the Meeting?    ☐  YES        NO  ☐

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.